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                                                                       Exhibit 5


INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O. BOX 2508
CINCINNATI, OH  45201
                                                 Employer Identification Number:
Date:    June 11, 1997                               34-6542451
                                                 DLN:
                                                     17007260008006
KEYCORP                                          Person to Contact:
127 PUBLIC SQUARE                                    CINDY PERRY
CLEVELAND, OH  44114                             Contact Telephone Number:
                                                     (513) 241-5199
                                                 Plan Name:
                                                  401K SAVINGS PLAN

                                                 Plan Number:  002

Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination is subject to your adoption of the proposed amendments submitted in your letter dated December 05, 1996. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

         This determination letter is applicable for the amendment(s) adopted on January 01, 1996.

         This plan is an employee stock ownership plan with a cash or deferred arrangement described in Code section 401(k).

         This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

         This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefitting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of



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KEYCORP                                - 2 -


section 410(b) of the Code.

         Except as otherwise specified this letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465 and by the Small Business Job Protection Act of 1996 (SBJPA), Pub. L. 104-108, other than the requirements of Code section 401(a)(26).

         The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

         If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                                     Sincerely yours,

                                                     /s/ C. Ashley Bullard

                                                     District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
     for Employee Benefit Plans
Addendum


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KEYCORP                                         - 3 -



         This letter considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

         "This letter supersedes our previous letter dated December 13, 1996."